Exhibit T3A-78

RESTATED ARTICLES OF INCORPORATION OF RESOURCE REFERRAL SERVICES, INC

The undersigned certify that:

1.	They are the Chief Executive Officer (“CEO”) and Secretary, respectively, of Resource Referral Services, Inc.

2.	The Articles of Incorporation of this corporation are amended and restated to read as follows:

I.

The name of the corporation is Resource Referral Services, Inc.

II.

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.

This corporation is authorized to issue only one class of shares of stock, which shall be designated “common” shares. The total number of such shares which the Corporation is authorized to issue is 10,000 shares.

IV.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The corporation is authorized to provide for indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty of the corporation and its stockholders, through its bylaws, by agreement or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

V.

The corporation has no members (as defined in Section 5056 of the California Corporations Code) and no outstanding membership interests at the time of filing of these Restated Articles of Incorporation.

3.	The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors

4.	No vote of membership is required to approve this amendment of the Articles of Incorporation, and action of the Board of Directors is sufficient.

[Signature Page Follows]

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: October 22, 2018	By:	/s/ Robby Pinnamaneni
Robby Pinnamaneni, CEO and Secretary

I hereby certify that the foregoing transcript of 2 page(s) is a full, true and correct copy of the original record in the custody of the California Secretary of State's office.

NOV 2 9 2018

Date:

ALEX PADILLA, Secretary of State